EXHIBIT 5.1





                                November 14, 1996


BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, Florida  33134

Ladies and Gentlemen:

           We are acting as your counsel with regard to the issuance by BankUnited Financial Corporation, a Florida corporation (the "Company"), of up to 322,000 shares of its Series I Class A Common Stock, $.01 par value (the "Class A Common Stock"), pursuant to Post Effective Amendment No. 1 to Form S-4 (Registration No. 333- 13211) on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Class A Common Stock will be issued pursuant to the provisions of the BankUnited Financial Corporation Stock Option Plan for Former Suncoast Employees (the "Stock Option Plan").

           We are familiar with the relevant documents and materials used in preparing the Registration Statement. Based on our review of such relevant documents and materials, and of such other documents and materials as we have deemed necessary and appropriate, we are of the following opinion:

           The shares of Class A Common Stock, when issued pursuant to the provisions of the Stock Option Plan, will be legally issued, fully paid and non-assessable.

           We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Commission thereunder.

                                Very truly yours,

                               /s/STUZIN AND CAMNER, PROFESSIONAL ASSOCIATION
                               ----------------------------------------------
                               Stuzin and Camner, Professional Association